Fiscal Q1 2010 Results

Income Statement ($ in thousands)	Q1 FY2010 (ends on 9/30/09)	Q1 FY2009 (ends on 9/30/08)	Growth (YOY)
Revenues	13,405	9,561	40.2%
Cost of revenues	6,349	4,682	35.6%
Gross profit	7,055	4,879	44.6%
Gross profit margin	*52.6%*	*51.0%*	-
SG&A, and R&D expenses	4,310	2,715	58.7%
Operating profit	2,745	2,163	26.9%
Operating profit margin	*20.5%*	*22.6%*	-
Provision for income taxes	509	358	42.2%
Net income	2,189	1,790	22.3%
Net Profit Margin	*16.3%*	*18.7%*	-
Diluted EPS	0.08	0.07	14.3%